Exhibit 99.2

Stephen M. Johnson Named President and Chief Executive Officer of J. Ray McDermott

HOUSTON--(BUSINESS WIRE)--December 7, 2009--McDermott International, Inc. (NYSE:MDR) (“McDermott” or the “Company”) announced today that Stephen M. Johnson, the Company’s current President and Chief Operating Officer, has been appointed President and Chief Executive Officer of J. Ray McDermott, S.A. (“J. Ray”), effective January 1, 2010. He succeeds Robert A. Deason, who, as previously announced, will retire at the end of the year.

Separately, McDermott announced today that it plans to separate its operating subsidiaries, The Babcock & Wilcox Company (“B&W”) and J. Ray, into two independent, publicly traded companies. Following completion of the separation, McDermott intends to be renamed J. Ray McDermott, S.A., and McDermott shareholders will own 100 percent of two separate companies: B&W and J. Ray. Mr. Johnson will continue to serve as President and CEO of the newly independent J. Ray and will join the company’s Board of Directors.

“Steve is the right leader for J. Ray at this transformational time,” said John A. Fees, Chief Executive Officer of McDermott. “He has a deep knowledge of our industry, a strong track record of success and the leadership skills to excel as J. Ray’s President and CEO. We are confident that under his guidance, J. Ray will continue to succeed as a leading engineering and construction company focused on offshore oil and gas projects.”

“I am delighted to take on this new role,” said Mr. Johnson. “During my time at McDermott, I have seen first hand the focus and dedication of our employees, and I look forward to continuing to work with them, the leadership team and the Board in the years to come. This is an exciting time for J. Ray and, I believe, as a standalone, public company, we will be well positioned to drive growth through the expected future upswing in the offshore oil and gas industry.”

J. Ray continues to operate with the same successful management team, and welcomes the new leadership of Mr. Johnson. With sound financial strength, J. Ray’s business fundamentals are unchanged: focusing on providing innovative engineering, strong procurement services, modern fabrication facilities and a flexible, capable fleet to serve customers worldwide for conventional projects, floating facilities, and subsea infrastructure. Its primary focus continues to be on successfully executing projects and making investments that continuously improve its ability to meet customer and market needs.

Mr. Fees added, “J. Ray’s accomplishments under Bob Deason’s leadership have been extraordinary. J. Ray achieved new records in terms of revenues, operating income and backlog, which together are indicative of the improved quality of service that J. Ray provided to its clients under Bob’s tenure. On behalf of the Board, our employees and management team, we thank Bob for all his efforts and wish him a long and fulfilling retirement.”

Mr. Deason stated, “It has been an honor and a privilege to lead J. Ray these past six years. J. Ray’s committed employees have been the key driver of our success, and I am grateful for having had the opportunity to know and work alongside them. Having worked closely with Steve, I am confident J. Ray is in good hands under his leadership.”

Mr. Johnson has served as President and Chief Operating Officer of McDermott since April 2009, with the primary responsibility for directing the day-to-day operations of the Company and its operating subsidiaries, including J. Ray. He has over 35 years of experience in the engineering and construction industry. Previously, Mr. Johnson served as Senior Executive Vice President and Member, Office of the Chairman at Washington Group International (“WGI”), prior to its sale to URS Corporation. In this role, he was an integral member of the WGI-team responsible for that company’s overall strategic direction, operations and financial results. Prior to joining WGI in 2001, Mr. Johnson spent 28 years with Fluor Corporation. Mr. Johnson earned a Bachelor of Science degree in engineering from Texas A&M University in 1973, and is a licensed Professional Engineer in the state of Texas. He also completed executive education in management and finance at Duke University.

About McDermott

McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott’s customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 25,000 employees.

Forward Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties. These forward-looking statements include statements about McDermott’s plans to separate its operating subsidiaries and rename McDermott, Mr. Johnson’s anticipated role at J. Ray and on its Board of Directors following the proposed separation, our belief that J. Ray will be well-positioned as a standalone company and our expectation for future upswing in its industry. Those statements are subject to numerous uncertainties and risks, including delays or other difficulties in completing the proposed separation and changes in the Company’s or its Board of Directors’ plans with regard to the plans expressed in this release. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected, projected or implied. For a more complete discussion of other risk factors that may affect the Company, please see McDermott’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of December 7, 2009. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

CONTACT:
McDermott Investor Relations & Corporate Communications
Jay Roueche, 281-870-5462
Vice President
jroueche@mcdermott.com
or
Robby Bellamy, 281-870-5165
Director
rbellamy@mcdermott.com